Exhibit 4.3

FORM OF

COMMON STOCK PURCHASE WARRANT

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, OR (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES.

THE SECURITIES EVIDENCED ARE SUBJECT TO A LOCKUP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP.”

September 27, 2019	No. ___

ONDAS HOLDINGS INC.

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged, _______________ (“Holder”), is entitled to purchase, subject to the terms and conditions of this Warrant, from Ondas Holdings Inc., a Nevada corporation (the “Company”), _________________________ (______) fully paid and nonassessable shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”). Holder shall be entitled to purchase the shares of Common Stock in accordance with Section 2 at any time during the Exercise Period (as defined below). The shares of Common Stock of the Company for which this Warrant is exercisable, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “Shares.” This Warrant is issued pursuant to section 5 of that certain Revenue Loan Agreement by and between Holder and the Company, dated September 14, 2017.

1. Exercise Period; Price.

1.1 Exercise Period. This Warrant shall vest and become exercisable upon issuance and the exercise period (“Exercise Period”) shall terminate at 5:00 p.m. Eastern Time on September 26, 2024 (the “Expiration Date”).

1.2 Exercise Price. The initial purchase price for each of the Shares shall be $0.01 per share. Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).

1.3 Vesting. The shares of Common Stock that Holder is entitled to purchase hereunder shall vest immediately upon exercise by the Holder and issuance by the Company.

2. Exercise and Payment.

2.1 As set forth herein, this Warrant may be exercised, in whole or in part, from time to time by the Holder, during the Exercise Period, by surrender of this Warrant and the Notice of Exercise attached hereto as Annex I, duly completed and executed by the Holder, to the Company at the principal executive offices of the Company, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise. Payment may be in cash, wire transfer or by check payable to the order of the Company in immediately available funds.

3. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

4. Delivery of Stock Certificates. Within three (3) trading days after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to the Holder a certificate or certificates for the number of fully paid and nonassessable Shares which the Holder shall have requested in the Notice of Exercise. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant (dated the date hereof and of like tenor) for the unexercised portion of this Warrant at the time of delivery of such stock certificate or certificates. In lieu of delivering physical certificates representing the Shares issuable upon exercise of this Warrant, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, the Company may cause its transfer agent to electronically transmit the Shares issuable upon exercise to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

5. No Fractional Shares. This Warrant must be exercised for a whole number of Shares. No fractional shares or scrip representing fractional Shares will be issued upon exercise of this Warrant. Any fractional Share which otherwise might be issuable on the exercise of this Warrant as a result of the adjustment provisions in Section 9 hereof will be rounded up to the nearest whole Share.

6. Charges, Taxes and Expenses. The Company shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Company to the Holder.

7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8. Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

9. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(a) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date of this Warrant, effect a stock split of the outstanding Common Stock, the applicable Exercise Price in effect immediately prior to the stock split shall be proportionately decreased. If the Holder shall at any time or from time to time after the date of this Warrant, combine the outstanding shares of Common Stock, the applicable Exercise Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 9(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the date of this Warrant, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock then, and in each event, the applicable Exercise Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Exercise Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon exercise of this Warrant at any time or from time to time after the date of this Warrant shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 9(a), or a reorganization, merger, consolidation, or sale of assets provided for in Section 9(d)), then, and in each event, an appropriate revision to the Exercise Price shall be made and provisions shall be made (by adjustments of the Exercise Price or otherwise) so that the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Warrant might have been exercised immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(d) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the date of this Warrant there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 9(a), or a reclassification, exchange or substitution of shares provided for in Section 9(c )), or a merger or consolidation of the Company with or into another corporation where the holders of Company outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change), then as a part of such Organic Change, an appropriate revision to the Exercise Price shall be made and provision shalt be made (by adjustments of the Exercise Price or otherwise) so that the Holder shalt have the right thereafter to exercise such Warrant into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change into which such Warrant might have been exercised immediately prior to such Organic Change.

10. Notice of Adjustments; Notices. Whenever the Exercise Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 9 hereof, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind of securities purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

11. Rights As Stockholder; Notice to Holders. Nothing contained in this Warrant shall be construed as conferring upon the Holder or his or its transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. The Company shall give notice to the Holder by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a) a dissolution, liquidation or winding up of the Company shall be proposed;

(b) a capital reorganization or reclassification of the Common (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any subdivision, combination, stock dividend or other distribution) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company; or

(c) a taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) for other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other rights.

Such giving of notice shall be simultaneous with (or in any event, no later than) the giving of notice to holders of Common. Such notice shall specify the record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action contemplated in this Section 11.

12. Restricted Securities. The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Act, or an applicable exemption from such registration. The Holder further acknowledges that an appropriate legend to the foregoing effect shall be placed on any Shares issued to the Holder upon exercise of this Warrant.

13. Disposition of Shares; Transferability.

13.1 Transfer. The Holder may not, directly or indirectly, sell, exchange, assign or otherwise transfer all or any portion of this Warrant without the prior written consent of the Company. Upon any transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto. For purposes of this section, “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

13.2 Rights, Preferences and Privileges of Common. The powers, preferences, rights, restrictions and other matters relating to the shares of Common will be as determined in the Company’s Certificate of Incorporation, as amended, as then in effect.

14. Miscellaneous.

14.1 Binding Effect. This Warrant and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.2 Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof.

14.3 Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders. Any waiver or amendment effected in accordance with this Section 14.3 shall be binding upon the Holder and the Company.

14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state. THE COMPANY AND THE HOLDER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

14.5 Headings. The headings in this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof.

14.6 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

14.7 Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in the same manner as provided in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Warrant as of the date appearing on the first page of this Warrant.

THE COMPANY:

ONDAS HOLDINGS INC.

By:
Name:	Eric A. Brock
Title:	Chief Executive Officer

ANNEX I

NOTICE OF EXERCISE

To:	Ondas Holdings Inc.

1. The undersigned Holder hereby elects to purchase _____________ shares of common stock, $0.0001 par value per share (the “Shares”) of Ondas Holdings Inc., a Nevada corporation (the “Company”), pursuant to the terms of the attached Warrant.

The Holder is hereby delivering the sum of $_______________, in lawful money of the United States, to the Company in accordance with the terms of the Warrant.

2. Please issue and deliver certificates representing the Warrant Shares purchased hereunder to Holder: ________________________, Address: ____________________________ in the following denominations: ____________________________.

Taxpayer ID No.: __________________________________

If delivery of the Warrant Shares is requested via DWAC, please check this box and provide the requested information:

☐	The Company is requested to electronically transmit the Warrant Shares issuable pursuant to this Notice of Exercise to the account of the Holder with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:__________________________________________________________________________

Account Number: _________________________________________________________________________________

3. Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Holder:
Dated:
By:
Its:
Address:

4. Investor Status. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ___________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _____________________________________________________

Name of Authorized Signatory: _______________________________________________________________________

Title of Authorized Signatory: ________________________________________________________________________

Date: ___________________________________________________________________________________________